Exhibit 99.1

MySize Reports 2022 Full-Year Financial Results: Meets Revenue Guidance of $4.5 Million

●	Q4 revenues were approximately $2.5 million
●	2023 revenues expected to double over 2022 levels based on current run-rate

AIRPORT CITY, Israel – April 14, 2023 – MySize, Inc. (Nasdaq: MYSZ) (TASE: MYSZ.TA) (“MySize” or the “Company”), an omnichannel e-commerce platform and provider of AI-driven measurement solutions to drive revenue growth and reduce costs for its business clients, today reported financial and operational results for the twelve months ended December 31, 2022.

Key Financial Highlights for the Year Ended December 31, 2022 Compared to Prior Year Period

●	Consolidated revenue increased 3304% to $4,459,000, primarily attributable to revenue generated following the acquisition of Orgad

●	Software-as-a-Service (SaaS) revenues from MySizeID and Naiz Fit increased 150% to $327,000

●	Gross profit increased 384% to $634,000

●	Operating loss decreased 23% to $8,110,000

●	Net loss decreased 21% to $8,310,000

●	Cash balance at December 31, 2022 of $2.1 million, plus $3 million raised in January 2023

Business & Operational Highlights for 2022

●	Acquired Naiz Fit of Spain, creating synergies that position MySize to become one of the leading measurement solution technology providers in the fashion industry and to accelerate growth by broadening tech solution offerings, expanding European footprint, global marketing & sales infrastructure; these SaaS solutions produce high-margin recurring revenues

●	Acquired Orgad, an omnichannel e-commerce platform, which made a significant contribution to revenue and gross profit growth in 2022; Orgad is headquartered in Israel and operates globally, including the U.S. and Europe, and has a presence on Amazon.com

●	Launched new products including FirstLook Smart Mirror, an interactive, mirror-like touch display that provides shoppers in physical stores with an enhanced, online shopping experience and contactless checkout; and Naiz Fit’s Smart Catalogue, an innovative new SaaS based solution that helps fashion designers create patterns that optimize fit, with the aim of reducing unsold items, improving economics for fashion brands and retailers, while reducing environmental footprint

●	Formed JV with Santista Textil to serve $33 billion apparel market in Brazil

●	MySizeID and Naiz Fit sizing solutions adopted by a growing number of fashion brands in 2022 including 7 for All Mankind, Temperly of London, Forint; as well as Diesel (Colombia), Natura, Rotholz, and Harper & Neyer shortly following the end of 2022

Management Commentary

“We are very pleased to have effectively executed our growth plans and achieved revenues of $4.5 million in line with our previous guidance. Importantly, our fourth quarter revenues, which came in at about $2.5 million are a strong indication that we are on a path to double revenues in 2023. While our gross profits have certainly increased this year, gross margins narrowed, as a larger percentage of our revenues were generated through Orgad, as compared to our sizing solutions which yield margins of higher than 90%. Following our acquisition of Naiz Fit, we expect approximately $1,000,000 in sizing solution revenues in 2023, which we believe will further improve the trends in our gross profits and corresponding operating and net loss results which continue to narrow towards break-even,” stated MySize CEO and Founder, Ronen Luzon.

“A growing number of the top names in fashion are now on the MySizeID and Naiz Fit sizing platforms. The data we’ve collected with our brand partners show clear and quantified benefits that include increased average basket value, increased conversion, and reduced returns as compared to shoppers who do not use our sizing solutions. Along with the economic and customer satisfaction benefits of reduced returns, environmental sustainability is increasingly becoming a driving factor for brands implementing our solutions,” Luzon concluded.

Financial Results for Twelve Months Ended December 31, 2022

Revenue for the twelve months ended December 31, 2022 increased 3304% to $4,459,000 compared to $131,000 for the twelve months ended December 31, 2021. The increase was primarily attributable to $4,132,000 in revenue generated from Orgad commencing on February 7, 2022, the date the Orgad’s acquisition was closed. Revenues from Naiz Fit were recorded as of October 11, 2022, the date of the closing of the Naiz Fit acquisition.

Gross profit for the twelve months ended December 31, 2022 was $634,000 compared to $131,000 for the twelve months ended December 31, 2021. The increase was primarily attributable to Orgad’s revenues. Cost of revenues increased in comparison with the corresponding period of 2021 due to the cost of goods sold for revenues generated from Orgad’s operations, as well as cash and equity liabilities expenses related to the Orgad acquisition.

Operating loss for the twelve months ended December 31, 2022 totaled $8,110,000 a decrease of $2,467,000 compared to operating loss of $10,577,000 for the twelve months ended December 31, 2021.

Net loss for the twelve months ended December 31, 2022 was $8,310,000, compared to a net loss of $10,520,000 for the twelve months ended December 31, 2021. Total comprehensive loss including foreign currency translation differences for the twelve months ended December 31, 2022 was $8,541,000, compared to a net loss of $10,502,000 for the twelve months ended December 31, 2021.

Cash and cash equivalents totaled $2.1 million at December 31, 2022. During January 2023, the Company raised gross proceeds of approximately $3 million.

About MySize Inc.

MySize, Inc. (Nasdaq: MYSZ) (TASE: MYSZ.TA) is an omnichannel e-commerce platform and provider of AI-driven measurement solutions including MySizeID and recently acquired Naiz Fit to drive revenue growth and reduce costs for its business clients. Orgad, its online retailer platform, has expertise in e-commerce, supply chain, and technology operating as a third-party seller on Amazon.com and other sites. MySize recently launched FirstLook Smart Mirror, a mirror-like touch display that provides in-store customers an enhanced shopping experience and contactless checkout. FirstLook Smart Mirror extends MySize’s reach into physical stores and is expected to contribute to revenues through unit sales and recurring service fees.

MySize has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications, including the apparel, e-commerce, DIY, shipping, and parcel delivery industries. This proprietary measurement technology is driven by several algorithms that are able to calculate and record measurements in a variety of novel ways. To learn more about MySize, please visit our website: www.mysizeid.com.

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Please click here for a demonstration of how MySizeID provides a full sizing solution for the retail industry.

To learn more about MySize and for additional information, please visit: our website: www.mysizeid.com.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure. Forward. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: our history of losses and needs for additional capital to fund our operations and our inability to obtain additional capital on acceptable terms, or at all; risks related to our ability to continue as a going concern; the new and unproven nature of the measurement technology markets; our ability to achieve customer adoption of our products; our ability to realize the benefits of our acquisitions of Orgad International Marketing Ltd.and Naiz Bespoke Technologies, S.L; our dependence on assets we purchased from a related party; our ability to enhance our brand and increase market awareness; our ability to introduce new products and continually enhance our product offerings; the success of our strategic relationships with third parties; information technology system failures or breaches of our network security; competition from competitors; our reliance on key members of our management team; current or future litigation; current or future unfavorable economic and market conditions and adverse developments with respect to financial institutions and associated liquidity risk; and the impact of the political and security situation in Israel on our business. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Contacts:

Or Kles, CFO

ir@mysizeid.com